Exhibit 10.3

DEED OF ASSIGNMENT

This Assignment is made and entered into as of the March 12, 2010, between Upland Oil and Gas LLC Sucursal del Peru (“Upland”), as assignor, and Gulf United Energy del Peru Ltd. (“Gulf”), as assignee.

WHEREAS, on March 21, 2007, PeruPetro S.A. and Upland entered into Contract for Exploration and Exploitation of Hydrocarbons Block XXIV) (“Block XXIV License Contract”);

WHEREAS, capitalized terms used, but not defined, in this Assignment have the meanings ascribed to them in the Block XXIV License Contract;

WHEREAS, Upland owns not less than eighty percent (80%) of the rights and obligations of the Contractor under the Block XXIV License Contract, subject only to a proportionate part of the overriding royalty interest of 1% of gross revenues from Block XXIV assigned to HTX Capital, LLC pursuant to that certain Override Agreement by and between Upland and HTX Capital, LLC dated the 20th day of January, 2010 (“License Override”) and a proportionate part of the 1% net production interest in Block XXIV assigned to Adam Pollack pursuant to that certain Agreement dated November 23, 2009 by and between Adam Pollack and Jorge Rivera (the “Pollack Net Production Interest”);

WHERAS, the Block XXIV License Contract is subject to the Operating Agreement dated July 23, 2007 between Upland, Endevco Eureka Del Peru S.A.C., and East Cameron Partners Del Peru S.A.C (the “JOA”).

WHEREAS, Upland desires to assign to Gulf, and Gulf desires to accept, (i) an undivided thirty-five percent (35%) of the rights and obligations of the Contractor under the Block XXIV License Contract, subject to a proportionate part of the License Override and (ii) the rights and obligations under the JOA attributable to said thirty-five percent (35%) interest.

NOW THEREFORE, in consideration of the mutual covenants herein:

1.
Upland hereby assigns to Gulf, and Gulf hereby accepts from Upland, (i) an undivided thirty-five percent (35%) interest of the rights and obligations of the Contractor under the Block XXIV License Contract subject to a proportionate part of the License Override and a proportionate part of the Pollack Net Production Interest and (ii) the rights and obligations under the JOA attributable to said thirty-five percent (35%) interest (said interests are hereinafter referred to as the “Assigned Interest”).

2.	Gulf hereby assumes all obligations with respect to the Assigned Interest arising after the date of this Assignment.
3.	Upland will continue being the Operator under the Block XXIV License Contract.
4.	This Assignment shall be effective as from the date first set forth above.

5.
This Assignment shall be governed by and interpreted in accordance with the laws of the State of Texas, United States of America except to the extent the laws of any other jurisdiction are mandatorily applicable.

TO HAVE AND TO HOLD the Assigned Interest together with all rights, hereditaments and appurtenances thereto belonging, unto Gulf, its successors and assigns forever, and Upland does hereby bind itself and its successors to warrant and forever defend the Assigned Interest unto Gulf, its successors and assigns against every person whomsoever lawfully claiming or to claim the same.

This Assignment is subject to that certain Participation Agreement by and between Upland and Gulf dated the 12th day of March, 2010 (the “Agreement”).  Any assignment of this Assignment or the Assigned Interests transferred herein, in whole or in part (and any subsequent assignments), will be subject to the terms and conditions of the Agreement, the License Agreement, and the JOA, specifically including, without limitation, the default provisions set forth in Clause 2.8 of the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Upland and Gulf have caused this Assignment to be signed by their respective, duly authorized representatives as of the date first above written.

Upland Oil and Gas LLC

Upland Oil and Gas LLC Sucursal de Peru	Gulf United Energy del Peru Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: